Exhibit 13.3

Dashboard Content Structure Appearance People RM Ops Modules Configuration Realty Mogul Promotions Realty Mogul Stream Send Reports Help Shortcuts Christan. contaoi Log out Edit shortcuts REALTYMOGUL.com my dashboard Invest Get Financing Resource Center My Account Coming Soon: MogulREIT L A simpler way to invest in real estate, online. investment objectives: consistent cash distributions capital preservation and appreciation what we offer you: quarterly liquidy and lower fees $2,500 minimum investment learn more offering circular the basics mogulreit 101 mogulreit is an online real estate investment trust(reit) open to all investors and designed for diversification, cash flow and equity appreciation. we use technology to make real estate investing accessible our goal dividends+appreciation we think both short and long-term. mogulteit aims to provide a steady stream of quarterly dividends, with the additional benefits that yield a return of at least &% learn more.

Our Difference Direct + Disruptive We designed MogulREIT I to be accessible to investors on the Realty Mogul Platform, RealtyMogul.com. By offering it to you directly through our website, we eliminate the traditional, manpower-intensive distribution channels and the high expense load that comes with them. Traditional Non-Traded REITs Sales Commissions 7% Organization and Offering Expenses Up to 15% Mogul REIT I Sales Commissions 0% Organization and Offering Expenses 3% Traditional non-traded REITs typically involve sales loads in the range of 7% and organization and offering expenses of up to 15% i. Investors in Mogul REIT I will not be changed any sales commissions and organization and offering expenses are anticipated to be approximately 3% of the target total raise amount i. Learn More Our Strategy Flexible + Diversified Have you ever wanted to invest in a variety of property types across the U.S. ? Mogul REIT I can do it for you. Potential debt and equity investments within the fund include: Apartment Buildings Retail Centers Office Complexes Self Storage Industrial Facilities This flexible strategy will allow us to quickly take advantage of opportunities created by market changes. Inner: 1504 x 1570

Our Team

Credible + Knowledgeable

We are managed by an affiliate of Realty Mogul, Co. which has originated over $200 million to date in real estate related debt and equity[i].

Originations More Than:

$ 200,000,000

Every investment opportunity goes through a rigorous vetting process by our experienced commercial real estate team.

Learn More

Our Mindset

Discerning + Protective

We review a lot of transactions, but only a select few make the cut.



Inner: 1504 x 1570

Deals that Appeal:

- Established real estate companies and experienced real estate professionals. (No first timers)
- Investments with cash flow. (No ground-up construction or land development)
- Communities with strong economic fundamentals. (No single industry dependency)

Our Advisors

We collaborate with leading professionals to help provide guidance in their fields of expertise.

We are audited by: CohnReznick LLP
We are administrated by: Opus Fund Services
We are advised by: Wilson Sonsini Goodrich & Rosati

COHNREZNICK ACCOUNTING • TAX • ADVISORY   opus Fund Services   WSGR WILSON SONSINI GOODRICH & ROSATI

MogulREIT I FAQs

- What is MogulREIT?
- What types of properties or investments go into MogulREIT?
- Who can invest in MogulREIT?
- What is the minimum amount I can invest in MogulREIT?
- How liquid is an investment in MogulREIT?
- How is investing in MogulREIT different from other investment opportunities offered on the RealtyMogul.com Platform?
- Who is on the Manager team of MogulREIT?
- What services will the Manager perform?
- How does RealtyMogul.com decide which investments go into the fund and which don't?

Inner: 1504 x 1570

Learn More

Offering Circular

1) No money or other consideration is being solicited, and if sent in response, will not be accepted; 2) No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; 3) A person's indication of interest involves no obligation or commitment of any kind.

Connect with Us

About Us Careers Contact Us Press Glossary Privacy Terms of Service

RealtyMogul.com is a real estate crowdfunding website operated by Realty Mogul, Co. Equity securities are offered through North Capital Private Securities Corp. (NCPS), registered broker/dealer and member FINRA/SIPC.

NCPS generally invoices the companies sponsoring real estate projects into which a Realty Mogul-organized company will invest for NCPS execution and other services; Realty Mogul is separately paid by NCPS for Realty Mogul's technology, reporting, communications and administrative efforts; and several officers and employees of Realty Mogul are registered representatives of NCPS. Thus, each of Realty Mogul, and those of its officers and employees that are registered representatives of NCPS, will realize compensation through NCPS as a result of any equity transaction. Realty Mogul operates in California under BRE license #01926613 and CFL license #60DBO 35802. By accessing this site and any pages thereof, you agree to be bound by our Terms of Service and Privacy Policy. RealtyMogul.com crowdfunding for real estate services is intended for accredited investors (for persons residing in the U.S.), and for persons residing abroad in jurisdictions where securities registration exemptions apply.

Realty Mogul does not make investment recommendations, and no communication through this website or in any other medium should be construed as such. Real estate investment opportunities posted on this website are "private placements" of securities that are not publicly traded, are subject to holding period requirements, and are intended for investors who do not need a liquid investment. Private placement investments are NOT bank deposits (and thus NOT insured by the FDIC or by any other federal governmental agency), are NOT guaranteed by Realty Mogul or NCPS, and MAY lose value. Neither the Securities and Exchange Commission nor any federal or state securities commission or regulatory authority has recommended or approved any investment or the accuracy or completeness of any of the information or materials provided by or through the website. Investors must be able to afford the loss of their entire investment.

Articles or information from third-party sources outside of this domain may discuss Realty Mogul or relate to information contained herein, but Realty Mogul does not approve and is not responsible for such content. Hyperlinks to third-party sites, or reproduction of third-party content, do not constitute an approval or endorsement by Realty Mogul or NCPS of the linked or reproduced content.

RM Manager, LLC, is a wholly-owned subsidiary of Realty Mogul, Co. and an exempt reporting adviser that serves as manager to several special purpose entities, each pursuing a venture capital strategy. RM Manager, LLC's clients are the special purpose entities it advises and not the investors in such entities.

Any financial projections or returns shown on the website are illustrative examples only, and there can be no assurance that any real estate valuations provided are accurate or in agreement with market or industry valuations. Any investment information contained herein has been secured from sources Realty Mogul believes are reliable, but we make no representations or warranties as to the accuracy of such information and accept no liability therefor. Offers to sell, or the solicitations of offers to buy, any security can only be made through official offering documents that contain important information about risks, fees and expenses. Investors should conduct their own due diligence, not rely on the financial assumptions or estimates displayed on this website, and are encouraged to consult with a financial advisor, attorney, accountant, and any other professional that can help you to understand and assess the risks associated with any investment opportunity.

*Past performance is not indicative of future performance.

MogulREIT I is subject to a number of risks and is not suitable for all investors. Investors should carefully consider the investment objectives, risks, charges, and expenses of a fund before investing. MogulREIT I's offering circular, as it may be supplemented, amended or updated from time to time (the "Offering Circular"), contains a discussion of risks and other pertinent information. Please read the Offering Circular carefully before you invest. There may be additional risks that MogulREIT I does not currently foresee or consider material. MogulREIT I shares are not deposits or obligations of any bank, are not guaranteed by any bank, are not insured by the FDIC or any agency, and involve investment risks, including the possible loss of the principal amount invested. You may wish to consult with your legal or tax advisors, before deciding whether to invest in MogulREIT I.

© 2016 Realty Mogul, all rights reserved.

Inner: 1504 x 1570